Exhibit 10.5

BLOCKBUSTER INC.

COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Effective July 20, 2004)

1. Establishment of Plan.

The Blockbuster Inc. Compensation Plan for Non-Employee Directors (the “Plan”) has been established by Blockbuster Inc. (the “Company”) for eligible members of the Company’s Board of Directors.

2. Non-Employee Director Compensation.

(a) Annual Retainer. Directors who do not serve as officers or employees of Viacom Inc. or the Company (“Eligible Directors”) are entitled to receive an annual retainer fee, in an amount established from time to time by the Company’s Board of Directors (the “Annual Retainer”), for membership on the Board of Directors. One-half of the Annual Retainer is payable in shares of the Company’s Class A Common Stock, $0.01 par value per share (“Common Stock”), that are non-transferable for one year after payment. That number of shares of Common Stock as nearly equal in value to one-fourth of the Annual Retainer will be issued semi-annually as soon as practicable on or after January 1 and July 1 of each year based on the closing price of a share of Common Stock on the date of issuance. The remaining one-half of the Annual Retainer will be paid in cash in arrears and in semi-annual installments on approximately June 30 and December 31 of each year.

(b) Meeting Fee. Eligible Directors are entitled to a per meeting fee for attendance at each meeting of the Board of Directors and for attendance at each committee meeting if such committee meeting is held on a different day from the day of a meeting of the Board of Directors, in such amounts as established from time to time by the Board of Directors. The meeting fees will be paid as soon as practicable following each meeting.

(c) Retainer for Committee Chairs. In addition to the compensation set forth above, the Chair of the Audit Committee and the Chair of the Senior Executive Compensation Committee are entitled to receive an additional annual retainer fee in such amounts as established from time to time by the Board of Directors. The annual retainer fees for committee Chairs will be paid in arrears and in semi-annual installments on approximately June 30 and December 31 of each year.

(d) Special Committee Compensation. In addition to the compensation set forth above, the Chair and other members of any special committee of the Board of Directors shall be entitled to receive such compensation as may be determined from time to time by the Board of Directors.

3. Shares of Common Stock Subject to the Plan.

The total number of shares of Common Stock that may be distributed under the Plan is 200,000. The shares of Common Stock will be made available from authorized but unissued Common Stock or from Common Stock issued and held in the treasury of the Company.

4. Amendment and Termination of the Plan.

The Board of Directors may amend the Plan from time to time as may be deemed to be in the best interests of the Company, provided that the Board of Directors may not, without approval of the stockholders of the Company, increase the number of shares of Common Stock that may be distributed under the Plan. The Board of Directors may suspend or terminate the Plan or any portion thereof at any time. Unless previously terminated pursuant to this Section 4, the Plan shall terminate on the tenth anniversary of the Effective Date (as defined below).

5. General Provisions.

(a) No Right to Serve as a Director. This Plan does not impose any obligations on the Company to retain any Eligible Director as a member of the Board of Directors nor does it impose any obligation on the part of any Eligible Director to remain as a member of the Board of Directors of the Company.

(b) Headings. The headings of sections and subsections herein are included solely for convenience of reference and do not affect the meaning of any of the provisions of the Plan.

(c) Governing Law. The Plan and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

(d) Effective Date and Stockholder Approval. The Plan became effective upon its adoption by the Board of Directors and its approval by the stockholders of the Company on July 20, 2004 (the “Effective Date”).